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Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499
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ENTERPRISE FINANCIAL ANNOUNCES CONVERSION OF $20 MILLION OF
TRUST PREFERRED SECURITIES INTO COMMON STOCK
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St. Louis, August 15, 2013. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) announced that the holder of $20 million of aggregate face amount of the trust preferred securities issued by EFSC Capital Trust VIII, a Delaware statutory trust and wholly owned subsidiary of the Company, has elected to convert its trust preferred securities to shares of common stock of the Company in accordance with their terms. The Company agreed to issue 25,060 shares of additional common stock to the holder as an inducement for the conversion. The converted trust preferred securities represented approximately 80% of the previously outstanding face amount. Pursuant to their terms, the trust preferred securities converted to 1,151,410 shares of common stock.

As a result of this transaction, the Company reduced its long-term debt by $20 million and issued an aggregate of 1,176,470 shares of common stock. The 1,151,410 shares issued upon conversion of the trust preferred securities will not impact diluted shares outstanding because these shares were already included in the Company's diluted share calculation. The 25,060 shares issued to induce the conversion represent a one-time, non cash charge, which will be recorded in the third quarter. This charge will be offset by reduced interest expense and will not have a material effect on the Company's 2013 earnings.

After the conversion, on a pro-forma basis at June 30, 2013, the Company's tangible common equity ratio rose to 7.54% from 6.89% and tangible book value per share increased to $11.89 from $11.56. The Company's total risk-based capital ratio is unchanged and remains comfortably above all regulatory requirements.

Peter Benoist, President and CEO, commented, “We seized the opportunity to complete this transaction to expedite the conversion of the trust preferreds into common equity. While our earnings growth is steadily increasing the Company's capital position, this conversion adds a significant, immediate infusion to tangible common equity. At the same time, it eliminates $1.8 million in annual pretax interest expense.”

“By increasing the equity component of our total capital structure, we gain balance sheet strength and greater flexibility to support the Company's growth,” added Benoist. “We're pleased to be able to increase common equity in this manner without diluting our shareholders.”

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in the Company's 2012 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.